Exhibit 99.1

News Release

Contact: Mike Majors 972-569-3627	• 3700 South Stonebridge Drive McKinney, Texas 75070	• NYSE Symbol: TMK

Torchmark announces Closing of Purchase of Family Heritage Life Insurance Company of America

MCKINNEY, Texas Nov 2, 2012 – Torchmark Corporation (NYSE:TMK ) is pleased to announce that it closed the previously announced purchase of Family Heritage Life Insurance Company of America (Family Heritage), a privately-held supplemental health insurance provider, on November 1, 2012 for approximately $232 million, subject to final post-closing adjustments. This transaction is expected to be immediately accretive to net operating earnings per share with minimal impact, if any, on Torchmark’s free cash flow available for stock repurchases or the RBC ratios of the insurance subsidiaries.

“We look forward to working with the Family Heritage team to ensure a seamless transition” said Torchmark co-CEO’s Gary Coleman and Larry Hutchison. “We have complete confidence in the Family Heritage management, agents and employees”.

Wells Fargo acted as financial advisor to Torchmark, while Locke Lord LLP served as legal advisor.

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Torchmark has several nationally recognized insurance subsidiaries. Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income Life provides individual life insurance to working families. Liberty National Life is one of the oldest traditional life insurers in the Southeast. United American is a consumer-oriented provider of supplemental life and health insurance.

Caution Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2011, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

For additional information contact:	Mike Majors
Vice President, Investor Relations
	Phone:	972/569-3627
	FAX:	972/569-3282
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com